Exhibit 99.1

Pier 1 Imports, Inc. Reports First Quarter Financial Results

FORT WORTH, Texas--(BUSINESS WIRE)--June 14, 2012--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the first quarter ended May 26, 2012.

First Quarter Financial Highlights

  Comparable store sales increased 7.2% versus last year’s increase of 10.2%; three-year cumulative comparable store sales increase of 31.7%
  Gross profit up 150 basis points to 41.6% of sales
  Operating income up 170 basis points to 7.6% of sales
  Earnings per share increased 33% to $0.16

Alex W. Smith, President and Chief Executive Officer, commented, “We’re pleased with the strong sales and earnings performance we achieved this quarter, as well as the continued expansion of our operating margin. The results demonstrate the effectiveness of our merchandising strategies and in-store execution, as well as strong full-price selling. We are excited about the upcoming launch of our e-Commerce site and the opportunity for Pier 1 Imports to capture market share as we continue our evolution into an industry-leading, multi-channel retailer.”

“We remain committed to increasing shareholder value,” continued Smith. “During the quarter, we returned $53 million to our shareholders in the form of share repurchases and cash dividends. Given the underlying strength of our operating strategy and solid financial condition, we are confident that we can continue to drive strong results and deliver value to our shareholders over the long-term.”

First Quarter Results

For the first quarter ended May 26, 2012, the Company reported net income of $17.8 million, or $0.16 per share, compared to last year’s first quarter net income of $14.1 million, or $0.12 per share. Total sales for the first quarter were $361.1 million, a 7.9% increase from $334.6 million in the year-ago quarter. Comparable store sales increased 7.2% during the first quarter on top of last year’s 10.2% gain. Strong sales results for the period are primarily attributable to increases in store traffic and higher average ticket.

Merchandise margins for the quarter were 60.2% of sales compared to 59.8% of sales in the same period last year, reflecting strong input margins, an optimal balance between regular and promotional pricing, and well-managed inventory levels. Store occupancy costs were $67.2 million for the quarter, or 18.6% of sales, compared to $65.9 million, or 19.7% of sales, last year. Gross profit for the quarter improved to $150.3 million, or 41.6% of sales, from $134.1 million, or 40.1% of sales in the first quarter of last year.

First quarter selling, general and administrative expenses declined 40 basis points as a percentage of sales year-over-year and are detailed as follows:

	Three months ended
	May 26, 2012		May 28, 2011		Increase
	Expense	% Sales	Expense	% Sales	(Decrease)
($ in millions)
Store payroll	$58.3	16.1%	$55.3	16.5%	$3.0
Marketing	17.9	5.0%	16.3	4.9%	1.6
Store supplies, services and other	6.3	1.8%	6.3	1.9%	-
Variable costs	82.5	22.9%	77.9	23.3%	4.6

Administrative payroll	22.6	6.2%	19.7	5.9%	2.9
Other relatively fixed expenses	11.2	3.1%	11.6	3.4%	(0.4)
Relatively fixed costs	33.8	9.3%	31.3	9.3%	2.5

	$116.3	32.2%	$109.2	32.6%	$7.1

Operating income for the first quarter increased approximately 38% to $27.4 million, or 7.6% of sales, compared to last year’s operating income of $19.9 million, or 5.9% of sales.

Balance Sheet and Share Repurchase Program

As of May 26, 2012, the Company remained in strong financial condition with $217.9 million of cash and cash equivalents. Inventory totaled $333.5 million and was in line with management’s expectations. Capital expenditures totaled $12.2 million and were primarily used for new store openings, existing store fixtures and improvements, and infrastructure and technology development, including the Company’s new e-Commerce platform and new point-of-sale system.

Under the Pier 1 Imports’ current $100 million share repurchase program, the Company repurchased a total of 2,864,600 shares of its common stock during the first quarter ended May 26, 2012 at a weighted average cost of $17.00 per share for a total cost of approximately $48.7 million. Since the end of the first quarter, the Company has repurchased an additional 450,000 shares of its common stock at a weighted average cost of $15.88 per share and a total cost of approximately $7.1 million. To date, the Company has repurchased 3,314,600 shares under the current $100 million share repurchase program at a weighted average cost of $16.85 and a total cost of $55.9 million and $44.1 million remains available for repurchase under the plan. As of June 14, 2012, approximately 107.3 million shares of the Company’s common stock were outstanding.

Fiscal 2013 Guidance

The Company’s fiscal year 2013 will include 53 weeks of operating results. The Company provided the following financial guidance for fiscal 2013 on a 52-week basis:

  Comparable store sales growth in the mid single-digit range
  Earnings per share in the range of $1.08 to $1.14, representing year-over-year growth of 15% to 21%, compared to prior guidance of $1.06 to $1.12
  The 53rd week is expected to contribute approximately $25 million to total sales and $0.01 to $0.02 to earnings per share
  Capital expenditures of approximately $70 to $75 million

President and CEO Employment Agreement Extension

On June 13, 2012, the Company executed a three-year renewal and extension of the employment agreement with its President and Chief Executive Officer, Alex Smith. A copy of the agreement has been filed with the SEC.

Michael R. Ferrari, Chairman of the Board, commented, “Alex has now been with Pier 1 Imports for over five years and under his leadership, has brought the brand back to prominence and positioned the Company as one of the leading retailers in the home furnishings industry. We are pleased to have this certainty and are confident that the Company will continue to prosper under his leadership.”

Alex W. Smith, President and Chief Executive Officer, also commented, “I’m delighted that the Chairman and Board of Directors have given me the opportunity to continue leading our well-loved Company. Working together with my outstanding executive team and our talented and enthusiastic associates, I look forward to extending the reach of the Pier 1 Imports brand and achieving the objectives set out in our three-year growth plan.”

First Quarter Results Conference Call and Annual Meeting of Shareholders Information

The Company will host a conference call to discuss fiscal 2013 first quarter financial results at 10:00 a.m. Central Time today. The call can be accessed through the Investor Relations page of the Company’s website at www.pier1.com or by dialing 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 82818955.

A replay will be available beginning at approximately 12:00 p.m. Central Time for a 24-hour period and can be accessed by dialing 1-855-859-2056, or if international, 1-404-537-3406 using conference ID number 82818955.

Pier 1 Imports, Inc. will host its annual meeting of shareholders on Tuesday, June 26, 2012 at 10:00 a.m., Central Time. The meeting will be held on the Mezzanine Level, Conference Center Room C, Pier 1 Imports, Inc. Headquarters, 100 Pier 1 Place, Fort Worth, Texas.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended
	May 26,	% of	May 28,	% of
	2012	Sales	2011	Sales

Net sales	$361,119	100.0%	$334,603	100.0%

Cost of sales	210,844	58.4%	200,536	59.9%

Gross Profit	150,275	41.6%	134,067	40.1%

Selling, general and administrative expenses	116,330	32.2%	109,150	32.6%
Depreciation and amortization	6,532	1.8%	5,032	1.5%

Operating income	27,413	7.6%	19,885	5.9%

Nonoperating (income) and expenses:
Interest, investment income and other	(1,428)		(2,629)
Interest expense	814		825
	(614)	-0.2%	(1,804)	-0.5%

Income before income taxes	28,027	7.8%	21,689	6.5%
Income tax provision	10,202	2.9%	7,591	2.3%

Net income	$17,825	4.9%	$14,098	4.2%

Earnings per share:
Basic	$0.16		$0.12

Diluted	$0.16		$0.12

Dividends declared per share:	$0.04		$0.00

Average shares outstanding during period:
Basic	108,597		117,300

Diluted	110,564		119,235

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	May 26,	February 25,	May 28,
	2012	2012	2011
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments
of $178,679, $248,624 and $264,407, respectively	$217,898	$287,868	$304,034
Accounts receivable, net	21,554	16,282	15,883
Inventories	333,523	322,482	315,099
Prepaid expenses and other current assets	31,838	23,682	27,578
Total current assets	604,813	650,314	662,594

Properties, net	108,414	103,640	67,524
Other noncurrent assets	70,785	69,409	29,721
	$784,012	$823,363	$759,839

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$80,223	$63,827	$71,740
Gift cards and other deferred revenue	50,859	53,123	71,840
Accrued income taxes payable	9,260	16,759	5,283
Other accrued liabilities	96,841	111,679	93,417
Total current liabilities	237,183	245,388	242,280

Long-term debt	9,500	9,500	9,500
Other noncurrent liabilities	75,091	74,832	77,247

Shareholders' equity:
Common stock, $0.001 par, 500,000,000 shares authorized,
125,232,000 issued	125	125	125
Paid-in capital	225,911	231,919	228,889
Retained earnings	476,228	462,751	307,911
Cumulative other comprehensive loss	(5,066)	(4,473)	(567)
Less -- 17,491,000, 15,512,000 and 6,725,000 common
shares in treasury, at cost, respectively	(234,960)	(196,679)	(105,546)
	462,238	493,643	430,812
	$784,012	$823,363	$759,839

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	May 26,	May 28,
	2012	2011

Cash flow from operating activities:
Net income	$17,825	$14,098
Adjustments to reconcile to net cash provided by (used in)
operating activities:
Depreciation and amortization	8,722	9,745
Stock-based compensation expense	2,916	1,860
Deferred compensation	2,675	1,604
Amortization of credit card deferred revenue	(2,771)	(4,505)
Amortization of deferred gains	(1,881)	(3,230)
Other	(564)	532
Changes in cash from:
Inventories	(11,041)	(3,329)
Proprietary credit card receivables	(2,892)	(372)
Prepaid expenses and other assets	(12,217)	(8,609)
Accounts payable and accrued expenses	1,811	(825)
Accrued income taxes payable, net of payments	(7,499)	5,051
Net cash (used in) provided by operating activities	(4,916)	12,020

Cash flow from investing activities:
Capital expenditures	(12,224)	(8,425)
Proceeds from sale of restricted investments	211	311
Purchase of restricted investments	(1,488)	(541)
Net cash used in investing activities	(13,501)	(8,655)

Cash flow from financing activities:
Cash dividends	(4,348)	-
Purchases of treasury stock	(48,711)	(3,124)
Proceeds from stock options exercised,
stock purchase plan and other, net	1,506	4,909
Debt issuance costs	-	(2,587)
Net cash used in financing activities	(51,553)	(802)

Change in cash and cash equivalents	(69,970)	2,563
Cash and cash equivalents at beginning of period	287,868	301,471

Cash and cash equivalents at end of period	$217,898	$304,034

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400